Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	October 31, 2005
Company:	Central Federal Corporation
2923 Smith Road
Fairlawn, Ohio 44333
Contact:	Mark S. Allio
Vice Chairman, President and CEO
Phone:	330.576.1334
Fax:	330.666.7959
Central Federal Corporation Announces the Filing of a Registration Statement for the Sale of Common Stock
Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, today announced that it has filed a registration statement on Form S-2 with the Securities and Exchange Commission relating to a proposed underwritten public offering of 2,000,000 shares of common stock.
Fairlawn, Ohio, October 31, 2005 – Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, today announced that it has filed a registration statement on Form S-2 with the Securities and Exchange Commission relating to a proposed underwritten public offering of 2,000,000 shares of common stock. Ryan Beck & Co., Inc. will serve as sole underwriter of the offering and will be granted a 30-day option to purchase up to an additional 300,000 shares of common stock to cover over-allotments, if any.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering will be made only by means of a prospectus.
To receive a copy of the preliminary prospectus when it is available contact Ryan Beck & Co., Inc., 18 Columbia Turnpike, Florham Park, NJ 07932, Attention: Syndicate Department, or by telephone at 973-549-4350.
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio.

Additional information is available at www.CFBankOnline.com. Information contained on the website is not part of the prospectus.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.